Exhibit 99.2

NEWS FROM SEI

For Immediate Release

Pages: Contact:	Larry Wexler
Company:	SEI
Voice:	610.676.1440
E-mail:	lwexler@seic.com
Pages:	2

SEI Names New Leaders of Two Key Business Segments

Oaks, PA – December 14, 2005—SEI (NASDAQ:SEIC), a leading global provider of asset management services and investment technology solutions, announced changes in the leadership of two of its major business segments.

SEI veteran Wayne Withrow moves from head of the company’s Money Managers segment to the same post in the Investment Advisors segment. Wayne M. Withrow is an executive vice president for SEI and is also a member of the company’s corporate executive committee.

Carl Guarino, former head of the Investment Advisors segment, will work on the continued development of the company’s Wealth Network franchise solution until he leaves the company in the 2nd quarter of 2006 to pursue other entrepreneurial opportunities.

“SEI is blessed with extraordinary management depth throughout the company’s key business segments. We’ll be tapping some of our top executives to fill the position in the Wealth Network franchise solution being created by the departure of Carl Guarino in the second quarter of next year,” said Alfred P. West, Jr., Chairman, CEO. “We wish Carl all the best when he leaves us to do his own thing.”

Replacing Wayne Withrow as head of the Money Managers segment will be Stephen Meyer, the segment’s Managing Director since 2000.

Prior to leading the Money Managers business segment, Wayne Withrow was Senior Vice President and Managing Director responsible for SEI’s Trust 3000 product line. He has held other key positions at SEI including Chief Information Officer, responsible for corporate technology strategy and implementation. He joined SEI in 1990 as a Vice President in its legal department.

Stephen Meyer has headed Investment Manager Services in the Money Managers business unit for the past 5 years. Prior to that, he was head of Global

Fund Services before heading up the company’s Alternative Investment Managers business from 1998 to 2000.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of asset management services and investment technology solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of the period ending September 30, 2005, through our subsidiaries and partnerships in which we have a significant interest, SEI administers $321.7 billion in mutual fund and pooled assets, manages $138.5 billion in assets, and operates 22 offices in 12 countries. For more information, visit www.seic.com.